FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
-----------------------------------------------------------------------------
1. Name and Address of Reporting Person
Rochlis                   James                 J.
(Last)                   (First)             (Middle)
		     150 E. 69th St.
			(Street)
New York                   NY                  10021
(City)                   (State)               (Zip)
-----------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
     Chris-Craft Industries, Inc. (CCN)
----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)
-----------------------------------------------------------------------------
4. Statement of Month/Year
     4/97
-----------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)
-----------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

       x      Director                                    10% Owner
  ----------                                   ----------
	      Officer (give title below)                   Other
  ----------                                   ---------- (specify
							   below)
------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
  ---
-------------------------------------------------------------------------------
Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
							       of (D) (Instr.      Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (Instr. 4)
										  (Instr. 3 and 4)
							   Amount    (A)  Price
								      or
								     (D)

Common Stock              04/01/97           M             2,529     A    $22.8592                   D
Common Stock              04/01/97           S             2,000     D    $39.500                    D
Common Stock              04/01/97           S               529     D    $39.625  4,404             D
-----------------------------------------------------------------------------
Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
				    of, or Beneficially Owned
				      (e.g. puts, calls, warrants, options, convertible securities)


1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)

									  (A)      (D)        Date      Expiration

Director stock option
  (right to buy)       $22.8592             4/1/97         M              --       2,529      4/23/92   4/22/97

7.Title and           8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of             Derivative             Derivative              Form of          of
   Underlying            Security               Securities              Derivative       Indirect
   Securities            (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                     Owned at End            Direct (D)       Ownership
   and 4)                                       of Month                or               (Instr.4)
						(Instr.4)               Indirect (I)
									(Instr.4)
Title        Number
	     of Shares

Common
  stock      2,529       --                     -0-                     D


Explanation of Responses:

------------------------------------------------------------------------------
**Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   /s/James J. Rochlis                           May 6, 1997
-------------------------------------        -----------------
   **Signature of Reporting Person                  Date